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                         ARTICLES OF AMENDMENT OF THE
                     RESTATED ARTICLES OF INCORPORATION OF
                  FIRST INTERSTATE BANCSYSTEM OF MONTANA, INC.

    1. The name of the corporation is First Interstate BancSystem of Montana, Inc.

    2.   Article I is amended to read in its entirety as follows:

         The name of the corporation is First Interstate BancSystem, Inc.

    3. Article IV is hereby amended to increase the number of authorized Common Shares from 5,000,000 shares to 20,000,000 shares, without par value.

    4. A new Article IX is amended to the Restated Articles of Incorporation to read in its entirety as follows:

         Cumulative voting in the election of directors shall not be permitted with respect to the Corporation.

    5. Each of the foregoing amendments was adopted by the Board of Directors of the Company and approved by the vote of the shareholders at a shareholders meeting held on May 22, 1997. On the day of the meeting and at the time of the vote, there were 1,973,472 shares of Corporation Common Shares issued and outstanding and entitled to vote. Of the 1,973,472 outstanding shares, 1,449,965 shares were voted in favor of the foregoing amendments and 0 shares were voted against the amendments, with 523,507 shares abstaining or not present. No other class or series of Corporation common or preferred shares were entitled to vote and no class was entitled to vote as a group.

    6. The vote of the shareholders was sufficient to approve the amendments as required by governing law, including, without limitation, as required by Montana Code Annotated Section 35-1-227 and Section 35-1-531
(1995).

    7. The Articles of Amendment are effective upon filing with the Montana Secretary of State.

    DATED as of October 7, 1997.

                                       FIRST INTERSTATE BANCSYSTEM, INC.
                                       F/K/A FIRST INTERSTATE BANCSYSTEM OF
                                       MONTANA, INC.



                                       By: /s/ Thomas W. Scott
                                           -----------------------------------
                                           Its President


ATTEST:


By: /s/ Terrill R. Moore
    -------------------------
    Its:  Secretary